         In connection with the accompanying Quarterly report on Form 10-Q of Magna-Lab, Inc. for the quarter ended August 31, 2013, the undersigned hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge and belief, that:

(1)	such Quarterly report on Form 10-Q for the quarter ended August 31, 2013 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)
the information contained in such Quarterly report on Form 10-Q for the quarter ended August 31, 2013 fairly presents, in all material respects, the financial condition and results of operations of Magna-Lab, Inc.

October 2, 2013	/s/ Lawrence A. Minkoff
Name: Lawrence A. Minkoff
Title: President (principal executive officer)